Exhibit 99.1
Contact:
McDavid Stilwell
GTx, Inc.
Director, Corporate Communications & Financial Analysis
901-523-9700
GTx, Inc. Reports Third Quarter 2007 Financial Results
MEMPHIS — November 6, 2007 — GTx, Inc. (NASDAQ: GTXI) today reported financial results for the third quarter of 2007. The net loss for the third quarter and nine months ended September 30, 2007, was $10.2 million and $27.6 million, respectively, compared with a net loss of $10.9 million and $30.8 million for the same periods in 2006. At September 30, 2007, GTx had cash and cash equivalents of $90.9 million.
“GTx’s clinical development programs continued to make good progress in the third quarter,” said Mitchell S. Steiner, MD, CEO of GTx. “We initiated the Phase IIb Ostarine cancer cachexia clinical trial and anticipate results of this trial next summer. Later this quarter the last patient will complete the Phase III ACAPODENE ADT clinical trial, and in the Phase III ACAPODENE high grade PIN clinical trial, cancer events are accruing at rates we had anticipated. The first quarter 2008 will be exciting for GTx, as we plan to release top line data from the ADT clinical trial and to conduct a planned efficacy interim analysis of the high grade PIN clinical trial during the latter part of the quarter.”
Events subsequent to the end of the quarter
GTx and Merck & Co., Inc. (NYSE: MRK) today announced an agreement providing for a research and development and global strategic collaboration for selective androgen receptor modulators (SARMs), a new class of drugs with the potential to treat age-related muscle loss (sarcopenia) as well as other musculoskeletal conditions. This collaboration includes GTx’s lead SARM candidate, Ostarine™, which is currently being evaluated in a Phase II clinical trial for the treatment of muscle loss in patients with cancer, and establishes a broad SARM collaboration under which GTx and Merck will pool their programs and partner to discover, develop, and commercialize current as well as future SARM molecules. A copy of the press release announcing the collaboration is available on the GTx website at www.gtxinc.com.

Third quarter 2007 corporate highlights
•	GTx initiated the Phase II Ostarine™ clinical trial for cancer cachexia early in the third quarter. The cancer cachexia clinical trial is a randomized, double blind, placebo controlled study of cancer muscle wasting in 150 patients with non-small cell lung cancer, colorectal cancer, or non-Hodgkins lymphoma. The clinical trial is being conducted at clinical sites in the United States and Argentina. Participants are being randomized to receive placebo, Ostarine 1 mg, or Ostarine 3 mg for 4 months. The primary endpoint of the trial is changes in total lean body mass (muscle) at 4 months. Secondary endpoints include physical performance and safety. GTx anticipates results from the trial in the summer of 2008.

•	In July, an independent Data Safety Monitoring Board (DSMB) conducted a planned, semi-annual review of unblinded safety data from the approximately 3,000 patients participating in the two Phase III ACAPODENE® clinical trials and recommended that the two clinical trials continue as planned.
Update on the ACAPODENE clinical development programs
GTx currently anticipates reporting the top line results of the Phase III ADT clinical trial and conducting a planned efficacy interim analysis of the Phase III high grade PIN clinical trial during the latter part of the first quarter 2008.
The Phase III ADT clinical trial is a randomized, double blind, placebo controlled study evaluating ACAPODENE 80 mg for the treatment of multiple serious side effects of androgen deprivation therapy (ADT) for prostate cancer. The study is being conducted among 1,389 patients at approximately 160 sites in the United States and Mexico. The primary endpoint of the clinical trial is a reduction in morphometric vertebral fractures. Secondary endpoints include hot flashes, lipid changes, gynecomastia, bone mineral density, and clinical fractures. The last patient will complete the trial in late November. The contract research and data management organizations will then verify, process, and evaluate the data from the United States and Mexico. GTx expects the release of the top line results during the latter part of the first quarter 2008.

The Phase III high grade PIN clinical trial is a randomized, double blind, placebo controlled study evaluating ACAPODENE 20 mg for the prevention of prostate cancer in high risk men with the premalignant lesion known as high grade prostatic intraepithelial neoplasia (PIN). The study is being conducted among nearly 1,590 men at approximately 134 sites in the United States and Canada. The primary endpoint of the trial is a reduction in prostate cancer incidence. The trial is being conducted under a Special Protocol Assessment with the United States Food and Drug Administration (FDA). The trial is designed as a 36 month study but provides for an interim efficacy analysis after a certain number of cancer events have been recorded among study patients. GTx plans to conduct this efficacy interim analysis in the latter part of the first quarter 2008. If the efficacy interim analysis reveals that ACAPODENE 20 mg treatment reduces the incidence of prostate cancer at the pre-specified level of statistical significance, GTx will meet with the FDA in preparation for the New Drug Application filing.
Third quarter 2007 financial highlights
The net loss for the quarter ended September 30, 2007, was $10.2 million, compared with a net loss of $10.9 million for the same period in 2006.
Revenue for the third quarter of 2007 was $1.7 million, compared to $1.1 million for the same period in 2006. Revenue for the third quarter of 2007 included $268,000 of net sales of FARESTON® (toremifene citrate 60 mg), marketed for the treatment of metastatic breast cancer in postmenopausal women, and $1.5 million of collaboration revenue from our partner, Ipsen, Ltd.
For the three months ended September 30, 2007, research and development expenses were $9.9 million and general and administrative expenses were $3.2 million, compared to $9.6 million and $2.9 million, respectively, for the same period in 2006.
At September 30, 2007, GTx had cash and cash equivalents of $90.9 million. GTx has no debt and no warrants.

Conference Call
There will be a conference call at 9 a.m. Eastern Time today to discuss GTx’s third quarter financial results and to provide a company update. To listen to the conference call, please dial:
•	800-901-5248 from the United States and Canada or

•	617-786-4512 (International)

The passcode for the call is 62291111.
A playback of the call will be available beginning today at 11:00 a.m. Eastern Time through November 20, and may be accessed by dialing:
•	888-286-8010 from the United States and Canada or

•	617-801-6888 (International)

The reservation number for the replay is 89187183.
Additionally, you may access the live and subsequently archived webcast of the conference call from the Investor Relations section of the company’s website at http://www.gtxinc.com.
About GTx
GTx, headquartered in Memphis, Tenn., is a biopharmaceutical company dedicated to the discovery, development, and commercialization of small molecules that selectively target hormone pathways to treat cancer, osteoporosis and bone loss, muscle wasting and other serious medical conditions. GTx is developing ACAPODENE® (toremifene citrate), a selective estrogen receptor modulator, or SERM, in two separate clinical programs in men: first, a pivotal Phase III clinical trial for the treatment of serious side effects of androgen deprivation therapy for advanced prostate cancer, and second, a pivotal Phase III clinical trial for the prevention of prostate cancer in high risk men with high grade prostatic intraepithelial neoplasia, or PIN. GTx has licensed to Ipsen Limited exclusive rights in Europe to develop and commercialize ACAPODENE. GTx has executed an agreement for a collaboration with Merck & Co., Inc. for the development and global commercialization of selective androgen receptor modulators, or SARMs, a new class of drugs with the potential to treat a variety of indications associated with muscle wasting and bone loss including sarcopenia and osteoporosis, cancer cachexia, and chronic kidney disease muscle wasting. GTx is also developing GTx-878, an estrogen receptor beta agonist for the treatment of benign prostatic hyperplasia and chronic prostatitis. GTx is planning to initiate human clinical studies for GTx-878 in 2009.

Forward-Looking Information is Subject to Risk and Uncertainty
This press release contains forward-looking statements based upon GTx’s current expectations. Forward-looking statements involve risks and uncertainties. GTx’s actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, the risks that (i) the collaboration agreement with Merck may not become effective as a result of the failure to satisfy certain closing conditions under the agreement with Merck, including relating to the Hart-Scott-Rodino Antitrust Improvements Act of 1974, (ii) GTx and/or its collaboration partners will not be able to commercialize their product candidates if clinical trials do not demonstrate safety and efficacy in humans; (iii) GTx and/or its collaboration partners may not be able to obtain required regulatory approvals to commercialize their product candidates; (iv) GTx’s and/or its collaboration partners’ clinical trials may not be completed on schedule, or at all, or may otherwise be suspended or terminated; and (v) GTx could utilize its available cash resources sooner than it currently expects and may be unable to raise capital when needed, which would force GTx to delay, reduce or eliminate its product development programs or commercialization efforts. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this press release. GTx’s quarterly report on form 10-Q filed with the U.S. Securities and Exchange Commission on August 1, 2007, contains under the heading “Risk Factors,” a more comprehensive description of these and other risks to which GTx is subject. GTx expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in its expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

GTx, Inc.
CONDENSED BALANCE SHEETS
(in thousands, except share data)

	September 30,
	2007	December 31, 2006
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$90,944	$119,550
Accounts receivable, net	124	61
Inventory	109	207
Prepaid expenses and other current assets	2,557	1,882

Total current assets	93,734	121,700
Property and equipment, net	1,506	1,448
Intangible assets, net	4,697	4,714
Other assets	710	1,393

Total assets	$100,647	$129,255

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,312	$1,336
Accrued expenses	4,196	3,149
Deferred revenue — current portion	5,852	5,852

Total current liabilities	11,360	10,337
Deferred revenue, less current portion	17,165	21,554
Capital lease obligation	11	15
Other long term liability	244	300
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.001 par value: 60,000,000 shares authorized; 34,922,124 shares issued and outstanding at September 30, 2007 and 34,822,362 shares issued and outstanding at December 31, 2006	35	35
Additional paid-in capital	329,180	326,793
Accumulated deficit	(257,348)	(229,779)

Total stockholders’ equity	71,867	97,049

Total liabilities and stockholders’ equity	$100,647	$129,255

GTx, Inc.
CONDENSED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006
Revenues:
Product sales, net	$268	$348	$820	$1,512
Collaboration revenue	1,463	724	4,389	1,393

Total revenue	1,731	1,072	5,209	2,905
Costs and expenses:
Cost of product sales	148	118	463	755
Research and development expenses	9,881	9,614	26,463	26,499
General and administrative expenses	3,182	2,867	9,908	8,509

Total costs and expenses	13,211	12,599	36,834	35,763

Loss from operations	(11,480)	(11,527)	(31,625)	(32,858)
Interest income	1,238	638	4,056	2,061

Net loss	$(10,242)	$(10,889)	$(27,569)	$(30,797)

Net loss per share:
Basic	$(0.29)	$(0.35)	$(0.79)	$(0.99)

Diluted	$(0.29)	$(0.35)	$(0.79)	$(0.99)

Weighted average shares used in computing net loss per share:
Basic	34,910,121	31,005,717	34,879,413	31,001,292

Diluted	34,910,121	31,005,717	34,879,413	31,001,292